Anavex closes 2 private placements for $290,000 (U.S.)

2009-08-11 16:31 ET - News Release

An anonymous director reports:

ANAVEX ANNOUNCES PRIVATE PLACEMENT

Athens, Greece, August 11, 2009 - Anavex Life Sciences Corp. ("ANAVEX" or the "Company") (OTCBB: AVXL) is pleased to announce that it has closed two private placements in which it raised an aggregate total of US $290,000.

On July 9, 2009 we closed a private placement with one purchaser providing for the purchase of 40,000 units of the Company at a price of US$2.25 per unit raising gross proceeds of US$90,000. Each unit consists of one share of common stock and one non-transferable share purchase warrant. Each warrant entitles the holder to purchase one additional share of common stock of the Company at a price of US$4.00 per warrant share for a period of one year.

On August 4, 2009, we closed a private placement with one purchaser providing for the purchase of 88,888 units of the Company at a price of US$2.25 per unit raising gross proceeds of US$200,000. Each unit consists of one share of common stock and one and one-eighth of one non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of common stock of the Company at a price of US$2.25 per warrant share for a period of two years.

We intend to use the private placement funds towards general working capital.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is an emerging biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases such as Alzheimer's, epilepsy and depression. The company's proprietary SIGMACEPTOR Discovery Platform involves the rational design of drug compounds that fulfill specific criteria based on unmet market needs and new scientific advances. Selected drug candidates demonstrate high, non-exclusive affinity for sigma receptors, which are involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR-N program involves the development of novel and original drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for anti-amnesic and neuroprotective properties. The company believes that oxidative stress, not amyloid-beta, is the cause of Alzheimer's. ANAVEX 1-41 and ANAVEX 2-73 modulate sigma receptors, a unique class of receptor molecules, to guard against oxidative stress and repair cells compromised by its effects. So far, through the advanced pre-clinical phase of development, the compounds have performed extremely well in well-recognized animal models of Alzheimer's disease, underscoring the promise of the company's new alternative approach to the disease.

ANAVEX's SIGMACEPTOR-C program involves the development of novel and original drug candidates targeting cancer. The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for selective pro-apoptotic, anti-metastatic and low toxicity properties in various types of solid cancers. ANAVEX 7-1037 has already demonstrated its ability to significantly delay the growth of cancerous tumors in patient-derived xenografts during advanced pre-clinical studies.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information

Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com
Shareholder & Media Relations
Toll-free: 1-866-505-2895
Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com